Exhibit 10.21

Cimarex Energy Co.	[Letterhead of Thomas E. Jorden]
1700 Lincoln Street
Suite 1800
Denver, Colorado 80203-4518
Phone: 303-295-3995
FAX: 303-295-3494	[Cimarex Logo]

June 9, 2010

John L. Lambuth

18273 E. Euclid Pl.

Aurora, CO 80016

Dear John:

With this letter I am confirming the substance of the matters you and I discussed on May 28, 2010.  During that discussion I expressed Cimarex’s belief that you are an essential member of the Exploration team and that we believe your skills and commitment are important to the on-going success of Cimarex’s exploration efforts.

Because of our desire to retain you as an essential member of our exploration program, I am confirming Cimarex’s commitment to pay a Retention Incentive to you in the amount of $600,000 on June 1, 2014.  That payment is contingent on your continued employment with Cimarex through that date.  The payment will also be subject to required federal, state and local wage withholding.

If your employment with Cimarex were involuntarily terminated before June 1, 2014, for any reason other than cause (defined as willfully engaging in misconduct, or committing a business crime or felony), then the Retention Incentive would become immediately payable in full.  If a “change in control event” (as defined in Article II(f) of the Cimarex Energy Co. Change in Control Severance Plan (effective April 1, 2005) referred to as the “Change of Control Plan”) occurs before June 1, 2014, the $600,000 Retention Incentive will be immediately payable to you.  Any additional benefits to which you may be entitled under the Change of Control Plan will be in addition to the Retention Incentive.  A copy of the Change of Control Plan is attached to this letter for your reference.

John, I want to congratulate you for having earned this Retention Incentive and thank you for the ongoing contribution you make to Cimarex.  I look forward to continuing to work with you in the future.

Very truly yours,

/s/ Thomas E. Jorden

Thomas E. Jorden
Executive Vice President — Exploration
Cimarex Energy Co.